Exhibit 99.1

HUMAN GENOME SCIENCES, INC.
14200 Shady Grove Road, Rockville, Maryland 20850

FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Rachel Spielman
Executive Vice President
Ruder Finn
212/583-2714
Kate de Santis
Director, Investor Relations
301/251-6003

WILLIAM HASELTINE PLANS TO RETIRE AS CHAIRMAN AND

CHIEF EXECUTIVE OFFICER OF HUMAN GENOME SCIENCES

- Retirement to be effective when new CEO is appointed or late 2004 -

          ROCKVILLE, Maryland – March 25, 2004 – Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today that Founder, Chairman and Chief Executive Officer William A. Haseltine, Ph.D., informed the Board of Directors that he intends to retire when a new Chief Executive Officer is appointed or later this year. Dr. Haseltine has asked the Board of Directors to assist him in searching for a successor.

          Max Link, lead Director, speaking for the Board, said, “Bill has made immeasurable contributions to the Company from its inception. His founding vision, leadership and energy have both defined the Company and helped to create the new field of genomic medicine. We understand but regret his decision. Bill leaves this Company well positioned to lead in the development and commercialization of genomic drug therapies.

          “Bill Haseltine founded Human Genome Sciences in 1992, during the pioneering days of gene-based research and was part of the original team responsible for discovery of novel human genes. Under his leadership, the Company has developed a strong genomics-based pipeline of promising drugs in development, as well as a strong cash position. He led the Company in its initial public offering in 1993, and also led the Company’s efforts to raise over $2.2 Billion in capital and approximately $600 Million in facilities financing. Bill also recruited an outstanding senior management team and a strong, diverse group of independent Directors.”

          Dr. Haseltine said, “It is with a heavy heart that I reached the decision to retire from Human Genome Sciences. I am proud of our accomplishments over the past twelve years, not only for the Company and our shareholders, but for the influence we have had on shaping the biotechnology and pharmaceutical industry as a whole. We have created the foundation for a new, better, genomics-based medicine, providing a powerful means to discover drugs to treat and cure intractable diseases such as cancer, lupus, AIDS, heart disease and osteoporosis.

          “When I founded Human Genome Sciences in 1992, I promised myself that I would devote the next ten years to the Company. That time and more has passed. It is time in my own life and the life of the Company for me to move on to the next phase of my career. First and foremost, I am a scientist, dedicated to pushing back the boundaries of knowledge for the betterment of human health. For the past twelve years, Human Genome Sciences has provided me with an unparalleled opportunity to make a difference. Our Company now has a mature pipeline, which requires additional late-stage product development and commercial expertise to ready it for the marketplace.

          “Accordingly, I have asked the Board of Directors to assist me in searching for and appointing a new CEO with demonstrated skills in late-stage product development, manufacturing and pharmaceutical sales and marketing, precisely the skills needed to leverage the Company’s strong product portfolio and financial assets. This will allow us to remain at the forefront of the industry, as both a scientific and commercial leader.”

          William Haseltine added, “I intend to continue both my scientific and not-for-profit activities and to use my skills and knowledge for the betterment of human health in both the developed and developing world. I am grateful for the opportunity to found, to build and to lead Human Genome Sciences for the past twelve years. It has been an honor and privilege to work with all the fine people who comprise our Company.”

Background

     In 2004 and 2005, the Company’s primary focus will be clinical trials of its core pipeline, comprised of five products in two main therapeutic areas: immunology/infectious disease and oncology. These include: LymphoStat-B™ for the treatment of systemic lupus erythematosus and rheumatoid arthritis in Phase 2 trials; anti-TRAIL Receptor 1 and TRAIL Receptor 2 monoclonal antibodies for the treatment of cancer in Phase 1 trials; Albuferon™ for the treatment of chronic hepatitis C in Phase 1/2 trials; and an anti-CCR5 monoclonal-antibody for the treatment of HIV/AIDS for which the Company plans to file an Investigational New Drug application later this year.

          The Company also holds significant royalty and co-promotion rights to several drugs in clinical trials by its partner, GlaxoSmithKline, including an inhibitor of the enzyme Lp-PLA2 for treatment of cardiovascular disease, which is scheduled to enter Phase 3 trials this year, and an inhibitor of a cathepsin enzyme for the treatment of osteoporosis.

          For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com.

          Health professionals or patients interested in inquiring about clinical trials involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (240) 314-4400, extension 3550.

          Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

          HGS, Human Genome Sciences, Albuferon, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

          This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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